Consulting Agreement

CONSULTING AGREEMENT entered into this 12th day of February, 2014, by and between Monster Arts, Inc. (the "Company"), and Mind Solutions, Inc. ("Consultant").

WHEREAS, the Company desires the advisory services of Consultant, specifically in the areas of thought-controlled software development. The Company will also rely on Consultant to provide guidance to incorporate the technology into existing applications for the Company (the "Services").

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Mind Solutions will begin providing development services to Monster Arts related to the creation of thought-controlled software applications for their portfolio of growing gaming, medicinal, small business, and lifestyle apps. The Agreement provides for quarterly payments to Mind Solutions throughout 2014 in return for consulting and guidance in incorporating 'thought-controlled' utilities in applications for Monster Arts.

2. Compensation

In consideration of Services rendered to date and to be rendered during the Term, the Consultant shall be paid $50,000 per quarter, at the beginning of the quarter, in the form of restricted 144 stock of the Company. Consultant shall be responsible for any costs associated with the removal of restrictions, opinion letters, transfer agent fees, and the like. Compensation will be calculated based on the highest closing price, during the 1st 5 trading days of each 91 days retained under this agreement, starting with the date of this agreement (for example, compensation to begin this agreement is based on highest closing price on trading days between 2-12 and 2-19, then 91 days from 2-12, and so forth).

3. Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and contacts, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Including, but not limited to source codes and full rights to software completed.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as financial contacts related thereto (the "Confidential Information"). Confidential Information shall not be used without the written consent of Consultant. The Company agrees that all contacts and techniques introduced

by the Consultant are proprietary in nature and cannot be used apart from the compensatory services provided by Consultant. If the foregoing occurs, the Company agrees to compensate Consultant fifty percent of all cash value received from such entities.

5. Term/Termination

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Term for this Agreement shall be for Twelve (12) months from the date of this Agreement and can be renewed by mutual agreement by both parties.

In the event that either party wishes to terminate this agreement for any reason, either party may do so with 30 days written notice by email, fax, or US Mail. From that day, any unpaid amounts of compensation owed under this agreement, in accordance with section 2 above, shall be calculated and paid pro-rata. Final payments must be paid to Consultant within 90 days of notice of termination. Any cancellations that occur mid-quarter, are subject to no return of stock for that quarter.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:		COMPANY:	
[signature]	2-12-14	[signature]	2-12-14
Mind Solutions, Inc.	Date	Monster Arts, Inc., Inc.	Date